Exhibit 99.1

News Release

Yellow Corporation Settles Decade-Old Dispute with United States Government

NASHVILLE, Tenn., March 10, 2022 – Yellow Corporation (NASDAQ: YELL) is pleased to announce that it has reached an agreement with the United States government, settling a nearly 13-year-old civil litigation with the Department of Defense relating to credits for the reweigh of certain freight shipments between 2005 and 2013, all of which pre-date current management.

In reaching that agreement, Yellow admitted no liability while denying the government’s core allegations. The agreement will enable the company and its 30,000 freight professionals to remain centrally focused on transporting goods for more than 200,000 customers, including the Department of Defense, with whom Yellow has enjoyed a customer relationship dating back to World War ll. The men and women of Yellow take great pride in the critical work they perform each day on behalf of America’s men and women in uniform. As a vital partner in the Department of Defense’s supply chain, Yellow’s freight professionals transport mission-critical goods to and from military installations across the United States.

“We remain confident that we complied with the then-existing rules and our contractual obligations. While we believe we had strong defenses, we decided, in the best interests of all parties, to resolve this matter for a small fraction of the amount originally demanded,” said Leah Dawson, Yellow’s executive vice president and general counsel.

“We are pleased to have come to a resolution,” said Darren Hawkins, CEO of Yellow. “Now we can continue to focus on the important work ahead. With our nation’s current supply chain constraints and the critical role Yellow plays in delivering freight, there’s no time for distraction. Putting this matter behind us also helps Yellow move forward with its corporate mission of transforming our nearly 100-year-old company into one of the nation’s preeminent super-regional and long-haul less-than-truckload carriers.”

About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, whose principal office is in Nashville, Tenn., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

heather.nauert@myyellow.com

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com